EXHIBIT INDEX

(a)(3) Articles of Amendment to the Articles of Incorporation for AXP New Dimensions Fund, Inc. dated Nov. 14, 2002.

(d)(2) Investment Management Services Agreement between Registrant, AXP Dimensions Series, Inc. on behalf of AXP Growth Dimensions Fund and American Express Financial Corporation, dated Dec. 1, 2002.

(h)(9) Transfer Agency Agreement between AXP Dimension Series, Inc., on behalf of AXP Growth Dimensions Fund and AXP New Dimensions Fund, and American Express Client Service Corporation, dated May 1, 2003.

(i)     Opinion and consent of counsel.

(j)     Independent Auditors' Consent.